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                                  EXHIBIT 99(b)

                   SAMPLE FORM OF STOCK OPTION AGREEMENT UNDER
                       TEAM, INC. OFFICERS' RESTRICTED
                                STOCK OPTION PLAN





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                       RESTRICTED STOCK OPTION AGREEMENT

               Team, Inc. Officers' Restricted Stock Option Plan


       This Restricted Stock Option Agreement is made effective the _____ day of ____________, ______, between TEAM, INC., a Texas corporation (hereinafter called the "Company") and __________________________an officer of the Company (hereinafter called the "Optionee").

                                        RECITALS:

       A. The Company's Board of Directors adopted the Team, Inc. Officers' Restricted Stock Option Plan ("Plan") to be effective as of December 14, 1995. A copy of the Plan is attached hereto as Exhibit "A" and is incorporated herein for all purposes.

       B. The Company has determined to grant to the Optionee the right to acquire certain shares of the Company's common stock with par value of $0.30 per share (hereinafter called "Shares"), all as provided more fully hereinafter, all subject to the terms and provisions of this Agreement and the Plan.

                                        WITNESSETH:

       1. Grant of Stock Option. The Company hereby grants to the Optionee, under the terms and conditions hereinafter specified, and subject to the limitations contained in the Plan, the right to acquire up to __________ Shares of the Company's common stock with par value of $0.30 per share; the aforesaid number of Shares shall be the "Total Number of Shares Covered by This Stock Option Agreement." The option granted hereunder shall become effective on the date of this Agreement as set forth above ("Date of Grant"), and unless sooner terminated under the provisions hereof, shall expire at 12:00 Midnight on ___________________ (hereinafter the "Expiration Date").

       2. Purchase Price. The purchase price of the Shares covered by this Agreement shall be $________ per share.

       3. Exercise. Subject to the limitations contained herein and in the Plan, the Optionee may at any time after the Date of Grant exercise this option to purchase up to the Total Number of Shares Covered by This Stock Option Agreement. At 12:00 Midnight on the Expiration Date, the option created under this Agreement shall expire and be of no further force and effect.

       The option to purchase granted hereunder shall be exercised by giving written notice to the Company pursuant to Paragraph 14 of this Agreement. Such notice shall state the number of Shares with respect to which the option is being exercised and shall specify a date which shall not be less than fifteen
(15) nor more than thirty (30) days after the date of such notice, as the date on which the Shares will be taken up and payment made therefor in cash, certified or bank cashier's check, or the equivalent, at the principal office of the Company. If any law or regulation requires the Company to take any action with respect to the Shares specified in such notice, then the date of the delivery of such Shares against payment therefor shall be extended for the period necessary to take such action. In the event of any failure to take up and pay for the number of Shares specified in such notice on the
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date set forth therein, as the same may be extended as provided above, such exercise of this option may be terminated by the Company with respect to such number of shares not taken and paid for.

       4. Termination of Employment. Upon the Optionee's Termination of Employment with the Company or any of its Subsidiaries, all as defined in the Plan, the Optionee's option privileges shall be exercisable by Optionee for two
(2) years after the date of such termination, after which time such Option shall expire. Notwithstanding the foregoing, for purposes of the Plan and this Agreement, the Optionee shall be deemed to be employed by the Company until the later date to occur of the date he is no longer an officer of the Company or a member of the Company's Board of Directors.

       5. Death of Optionee. If the Optionee dies while in the employ of the Company or any Subsidiary, the Optionee's option to purchase the Total Number of Shares Covered by This Stock Option Agreement as specified in Paragraph 1 above shall be fully exercisable and remain exercisable by the Optionee's Successor, as such term is defined in the Plan, until 5:00 p.m. on the first annual anniversary date of the Optionee's death, at which time such Option shall expire.

       6. Adjustments - Limitations. The Total Number of Shares Covered by this Stock Option Agreement shall be subject to the adjustment provisions contained in Paragraph 7 of the Plan as well as all other provisions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall override the provisions of this Agreement and shall control for all purposes.

       7. Shares Reserved. The Company will, at all times during the term of this Agreement, reserve and keep available such number of its common shares as will be sufficient to satisfy the requirements of this Agreement and will pay all fees and expenses necessarily incurred by the Company in connection with the issuance of such shares.

       8. Effect Upon Employment. This Agreement will not prevent the Company from terminating the employment of the Optionee at any time.

       9. Restriction on Issuance of Shares. The Company will not be obligated to sell any Shares hereunder unless the Shares are at the time effectively registered or exempt from registration under the Securities Act of 1933, as amended, and applicable state securities laws. The Optionee shall make such investment representations to the Company and shall consent to the imposition of such legends on the stock certificates as are necessary, in the opinion of the Company's counsel, to secure to the Company an appropriate exemption from applicable securities laws.

       10. Successors. This Agreement will be binding upon any successor of the Company; provided, however, that nothing contained in this paragraph shall be deemed to limit the application of Paragraph 7 of the Plan.

       11. No Rights as Shareholder. The Optionee shall have no rights as a shareholder by reason of this Agreement and shall have only those rights expressly conferred by this Agreement.

       12. Nontransferability. This option will not be transferable other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order as defined in the Internal





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Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income
Security Act of 1974, as amended, or the rules thereunder, and during the lifetime of the Optionee the option may be exercised only by Optionee. More particularly (but without limiting the generality of the foregoing), the option may not be assigned, transferred, pledged or hypothecated in any way, may not be assignable by operation of law, and may not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the option, will be null and void and without effect.

       13. Withholding Taxes. Upon exercise of any portion of this option and notice from the Company to the Optionee, the Optionee shall pay to the Company the amount of withholding income tax required to be withheld by the Company from compensation to Optionee and in turn paid by the Company to the U.S. Internal Revenue Service.

       14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, first class, with postage prepaid, to:

              If to the Company, addressed to:

                         Team, Inc.
                         Attention:  President
                         P. O. Box 123
                         Alvin, TX 77512-0123

             If to Optionee, addressed to the address for notice set forth beneath Optionee's signature below:





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or to such other address for notice as either party shall hereafter notify the other party in writing, from time to time.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this the _____ day of ____________________ to be effective the date first set forth above.

                                           C O M P A N Y :
                                           - - - - - - -

                                           TEAM, INC.



                                           By
                                              ---------------------------------



                                           O P T I O N E E :
                                           - - - - - - - -


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                                           Address for Optionee:

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